                                                                   EXHIBIT 11.1

                                  REMEC, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                                  Three Months
                                     Years Ended January 31,         Ended
                                    ------------------------  -----------------
                                                               May 5,    May 4,
                                     1995     1996     1997     1996      1997
                                    ------   ------   ------   ------   -------
                                       (In Thousands Except Per Share Data)
Net income per share:
  Net income .....................  $2,987   $2,854   $5,728   $1,008   $ 2,473
                                    ------   ------   ------   ------   -------
Weighted average shares
  outstanding:
  Common stock ...................   6,171    6,143    9,583    9,439    12,176
  Effect of common stock
    equivalents...................      --       --       97      114       435
  Adjustments to reflect
    requirements of the
    Securities and Exchange
    Commission (Effect
    of SAB 83)....................      44       44       --       --        --
  Effect of assumed conversion
    of preferred shares from
    date of issuance .............   1,078    1,078       --       --        --
                                    ------   ------   ------   ------   -------
Shares used in per share
  calculation.....................   7,293    7,265    9,680    9,553    12,611
                                    ------   ------   ------   ------   -------
Net income per share .............  $  .41   $  .39   $  .59   $  .11   $   .20
                                    ======   ======   ======   ======   =======


                                C&S HYBRID, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                Quarter Ended
                                      Years Ended December          March
                                    ------------------------   ----------------
                                     1994     1995     1996     1996     1997
                                    ------   ------   ------   ------   -------
Net income........................  $  267   $  523   $  493   $  145   $  225
                                    ------   ------   ------   ------   ------
Weighted average common shares
  outstanding ....................   3,808    3,808    4,038    3,808    4,798

Common equivalent shares issuable
  under conversion of preferred
  stock using the as converted
  method .........................     400      400      400      400      400
                                    ------   ------   ------   ------   ------
Common and common equivalent
  shares used in computing net
  income per share ...............   4,208    4,208    4,438    4,208    5,198
                                    ------   ------   ------   ------   ------
Net income per share .............  $  .06   $  .12   $  .11   $  .03   $  .04
                                    ======   ======   ======   ======   ======